Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES 2018 YEAR-END NET ASSET VALUE

HOUSTON, TX – March 29, 2019 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of December 31, 2018, of $43.5 million, an increase of approximately $0.5 million since December 31, 2017. Net asset value per share increased to $3.22 as of December 31, 2018 from $3.18 as of December 31, 2017. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017
Net assets	$43,495	$46,571	$44,132	$43,260	$43,007
Shares outstanding	13,518	13,518	13,518	13,518	13,518
Net assets per share	$3.22	$3.45	$3.26	$3.20	$3.18

The following were the portfolio companies that had significant changes to their fair values during 2018:

•	Increase in Value of PalletOne. Equus holds an 18.7% fully-diluted share interest in PalletOne, Inc. (“PalletOne”) one of the nation’s largest wooden pallet manufacturers and a major supplier of treated lumber in the southeastern United States. The fair value of the Fund’s share interest in PalletOne increased from $16.7 million to $20.5 million during 2018, principally as a result of improved operational results, as well as the positive effect of accretive acquisitions and new initiatives undertaken during the year. The Fund received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment.

•	Increase in the Value of Equus Energy. The Fund established Equus Energy, LLC (“Equus Energy”) as a wholly-owned subsidiary in 2011 to be used as a platform for energy-related investments, with particular emphasis on oil and gas enterprises. Equus Energy owns various working interests, which are presently derived from 142 producing and non-producing oil and gas wells, including associated development rights of approximately 21,520 acres, situated on 11 separate properties in Texas and Oklahoma. The working interests range from a de minimus amount to 50% of the leasehold that includes these wells. Also included in the interests acquired by Equus Energy are working interests of 7.5% and 2.5% in the Burnell and North Pettus Units, respectively, which collectively comprise approximately 13,000 acres located in the area known as the

“Eagle Ford Shale” play. During the third and fourth quarters of 2018, Equus Energy sold two separate working interests it held in the Permian Basin in west Texas for an aggregate selling price of $800,000. The net proceeds of these sales are currently held within Equus Energy to facilitate operational expenses and for possible future growth initiatives. Principally due to these transactions and increased acreage values in the region, particularly in respect of Equus Energy’s other holdings in the Permian Basin, the fair value of this holding increased to $9.0 million at December 31, 2018 from $8.0 million at December 31, 2017. The Fund received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment.

•	Decrease in the Value of MVC Capital Shares. MVC Capital, Inc.’s (“MVC”) common stock decreased from $10.56 per share on December 31, 2017 to $8.21 per share on December 31, 2018. This decrease was partially offset by the receipt of 30,930 MVC shares as dividends during the year, resulting in a total of 527,138 MVC shares held at December 31, 2018. The fair value of this holding decreased from $5.2 million at December 31, 2017 to $4.3 million as of December 31, 2018.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.